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                                                                Exhibit 99.2

                                  FEE AGREEMENT

This AGREEMENT (this "Agreement"), dated as of March 28, 2003, by and among CGW SOUTHEAST PARTNERS IV, L.P. ("CGW") and CALEDONIA INVESTMENTS PLC, a public limited company incorporated under the laws of England and Wales ("Caledonia").

                                    RECITALS

         WHEREAS, Huevos Holdings, Inc. ("Huevos") and AHL Services, Inc. ("AHL"), Frank A. Argenbright, Jr., A. Clayton Perfall and Caledonia are parties to that certain Agreement and Plan of Merger dated of even date herewith (the "Merger Agreement;" capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement);

         WHEREAS, CGW is the sole shareholder of Huevos and has acted as its financial adviser with regard to the transactions contemplated by the Merger Agreement;

         WHEREAS, CGW will receive an investment banking fee, payable at the Closing, for its services to Huevos; and

         WHEREAS, it is a condition to Caledonia's entering into the Merger Agreement and consummating the transactions described therein that CGW directs a portion of its investment banking fee to Caledonia at the Closing.

         NOW, THEREFORE, in consideration of the premises and the agreements, covenants and provisions herein contained, the parties hereto agree as follows:

SECTION 1. PAYMENT OF FEE

         Section 1.1 CGW hereby agrees to direct to Caledonia at the Closing a portion of its investment banking fee equal to one hundred thousand dollars ($100,000) (the "Fee") by wire transfer or delivery of other immediately available funds to the account of Caledonia, which account Caledonia shall designate to CGW not later than two (2) business days prior to the Closing. Notwithstanding the foregoing, the Fee to Caledonia shall be paid only if (a) Caledonia has duly performed and complied with, in all material respects, each and all of the agreements and covenants required to performed and complied with by Caledonia pursuant to the Merger Agreement, (b) CGW has received an investment banking fee for the transactions contemplated by the Merger Agreement and (c) Caledonia delivers to Huevos at the Closing the certificate described in
Section 10.2(c)(ii) of the Merger Agreement.

         Section 1.2 CGW acknowledges that Caledonia is relying upon the Fee as a part of the decision of Caledonia to enter into the Merger Agreement. Caledonia agrees that upon receipt of the Fee, no other payments will be due and owed by CGW, Huevos



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or AHL to Caledonia as a result of the transactions contemplated by the Merger
Agreement.

         Section 1.3 The parties agree to cooperate from and after the date hereof with respect to the matters described in this Agreement and to execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions of this Agreement, including, without limitation, such documents or instruments as CGW may reasonably request to evidence payment in full of the Fee.

SECTION 2. MISCELLANEOUS

         2.1 Counterparts. This Agreement may be executed by facsimile by each party to this Agreement upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to reflect the signature of all of the parties to this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or its terms to produce or account for more than one of such counterparts.

         2.2 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Georgia, without reference to the conflicts or choice of law principles thereof.

         2.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                     [Signatures appear on following pages]

                                       2


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers hereunder duly authorized as of the day and year first written above.

                           CGW:

                           CGW SOUTHEAST PARTNERS IV, L.P.

                           By: CGW Southeast IV, L.L.C., its
                               General Partner
                           By: CGW, Inc., its Manager

                           By: /s/ Michael D. Lung
                              --------------------------------------
                              Name: Michael D. Lung
                              Title: Vice President

                           CALEDONIA:

                           CALEDONIA INVESTMENTS plc

                           By: /s/ Jonathan Harry Cartwright
                              ----------------------------------------
                              Name: Jonathan Harry Cartwright
                              Title: Director